CONFIDENTIAL TREATMENT REQUESTED	EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24(B)(2) OF THE SECURITIES AND EXCHANGE ACT OF 1934. CONFIDENTIAL TREATMENT REQUESTED IS REQUESTED AND IS NOTED WITH “[CONFIDENTIAL TREATMENT REQUESTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

SUPPLEMENTAL AGREEMENT

        This Supplemental Agreement (this “Supplemental Agreement”), dated as of March 15 2002, is made and entered into by and among Inhale Therapeutic Systems, Inc. (“Inhale”) and Alliance Pharmaceutical Corporation (“Alliance”) (collectively referred to as the “Parties”).

        WHEREAS, Inhale and Alliance have previously entered into the following agreements (collectively, the “1999 Agreements”): (a) an Asset Purchase Agreement dated as of October 4, 1999 (the “APA”); (b) a License Agreement (License to Inhale) dated as of November 4, 1999 (the “License to Inhale”); (c) a License Agreement (License to Alliance) dated as of November 4, 1999 (the “License to Alliance”); (d) a Product Development Rights Agreement dated as of November 4, 1999 (the “PDRA”); and (e) an Escrow Agreement dated as of November 4, 1999 (the “Escrow Agreement”);

        WHEREAS, disputes have arisen between the Parties as to their respective rights and obligations under certain of the 1999 Agreements;

        WHEREAS, pursuant to the dispute resolution provisions of the 1999 Agreements, on or about October 30, 2001, Inhale commenced an arbitration proceeding captioned Inhale Therapeutic Systems, Inc. v. Alliance Pharmaceutical Corp., JAMS Reference No. 1240013539 (the “Arbitration”);

        WHEREAS, on or about December 18, 2001, Inhale filed and served an Amended Demand for Arbitration (the “Amended Demand”) setting forth certain disputes between the Parties with respect to certain of the 1999 Agreements; and

        WHEREAS, Inhale and Alliance agree that this Supplemental Agreement was negotiated at arms’ length by parties with reasonably equal bargaining power in an effort to avoid the costs, distractions, and uncertainties associated with protracted litigation;

        WHEREAS, Inhale and Alliance agree that the payments by Inhale under this Supplemental Agreement provide Alliance with fair value, fair consideration, and reasonably equivalent value for the amendments and modifications of the 1999 Agreements with respect to Inhale’s purchase and license of the PulmoSphere® Technology and the MediSpheres™ Technology as contemplated by this Supplemental Agreement and for the additional proprietary assets, including proprietary assets relating to the Bioavailability Technology, that Inhale is acquiring pursuant to this Supplemental Agreement;

CONFIDENTIAL TREATMENT REQUESTED

        WHEREAS, Inhale represents that the Royalty and Milestone Payment obligations of Inhale under the APA have not yet come due and remain contingent and speculative, and thus Alliance agrees with Inhale that the payments by Inhale under this Supplemental Agreement provide Alliance with fair value, fair consideration, and reasonably equivalent value for the modifications and amendments of those Royalty and Milestone Payment obligations pursuant to this Supplemental Agreement;

        WHEREAS, Inhale and Alliance have agreed that, considered as a whole, the transactions that are the subject of this Supplemental Agreement involve an exchange of fair value, fair consideration, and reasonably equivalent value;

        WHEREAS, Inhale and Alliance desire to engage in the transactions that are the subject of this Supplemental Agreement, to settle the disputes that are the subject of the Arbitration, and to amend and clarify the 1999 Agreements in certain respects, and are willing to enter into a settlement of the Arbitration, on the terms set forth herein and for good and valuable consideration;

        NOW, THEREFORE, for and in consideration of the premises, and the mutual promises, releases, and agreements herein contained, the Parties agree as follows:

1.	Impact Of This Supplemental Agreement On The 1999 Agreements.

        1.1     1999 Agreements Remain Effective. The Parties have concluded that it is not practical to restate in their entirety the 1999 Agreements to reflect the compromises, agreements, and additional transactions embodied in this Supplemental Agreement. As modified and explained by this Supplemental Agreement, and except as specifically set forth in this Supplemental Agreement, the 1999 Agreements remain in full force and effect.

        1.2     This Supplemental Agreement Controls. This Supplemental Agreement modifies and/or explains certain aspects of the 1999 Agreements and addresses additional subjects not covered by the 1999 Agreements. In the event of any inconsistency between the provisions of this Supplemental Agreement and the provisions of any or all of the 1999 Agreements, this Supplemental Agreement is controlling for all purposes.

2.	Payments By Inhale.

        2.1     Payment At Closing. Inhale will pay Alliance $5.25 million in cash on the Closing Date of this transaction.

        2.2     Royalty And Milestone Payments.

            (a)     The Milestone Payments provisions of Section 1.6 of the APA are amended as follows:

(i) The provisions apply to Products (A) then covered by a Valid Claim of the Assigned Patent Rights or the MediSpheres™ Assigned Patent Rights, or (B) which embody or incorporate PulmoSphere® Technology or MediSpheres™ Technology and use, incorporate, or are based on the Purchased Assets or the MediSpheres™ Purchased Assets.

CONFIDENTIAL TREATMENT REQUESTED

(ii) The provisions apply to the second and fourth covered Products and not to the first and third such products. In no event shall the aggregate payments from Inhale to Alliance under Section 1.6 of the APA exceed $10 million.

            (b)     The Royalty Payments provisions of Section 1.7 of the APA are amended as follows:

(i) The provisions apply to Products (A) then covered by a Valid Claim of the Assigned Patent Rights or the MediSpheres™ Assigned Patent Rights, or (B) which embody or incorporate PulmoSphere® Technology or MediSpheres™ Technology and use, incorporate, or are based on the Purchased Assets or the MediSpheres™ Purchased Assets.

        The provisions apply to the second and fourth covered Products and not to the first and third such products. In no event shall Inhale be obligated to make payments to Alliance under Section 1.7 with respect to more than two products, and the $20 million cap set forth in Section 1.7 of the APA is reduced to $10 million.

        2.3     Royalty Payments On Bioavailability Technology. For purposes of this Section 2.3, the term "Specified Products" shall mean Products outside the Inhale Field that do not constitute Bioavailability Products.

            (a)         Inhale shall pay Alliance a royalty equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Specified Products sold directly or indirectly by Inhale or its Affiliates (other than sales by a Partner). Inhale shall make royalty payments to Alliance (by wire transfer) within thirty days after the end of each calendar quarter in which Net Sales occur.

            (b)         In respect of sales of Specified Products by any Partner, Inhale shall pay Alliance, as and when received by Inhale or its Affiliates from such Partner, a royalty equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Royalties. Inhale shall make royalty payments to Alliance (by wire transfer) within thirty days after the end of each calendar quarter in which Inhale or its Affiliates receive such Net Royalties.

            (c)         Inhale’s royalty obligations to Alliance with respect to Products that incorporate PulmoSphere® Technology, MediSpheres™ Technology, and/or Bioavailability Technology in the Inhale Field are governed exclusively by Section 1.7 of the APA, as amended by this Supplemental Agreement. Except as provided in Section 1.7 of the APA, as amended by this Supplemental Agreement, Inhale shall only pay Alliance a royalty with respect to the Bioavailability Assigned Patent Rights or the Bioavailability Technology for Specified Products.

CONFIDENTIAL TREATMENT REQUESTED

            (d)         Upon the request of Alliance, Inhale shall permit Alliance and its representatives, for purposes of auditing the performance of Inhale under this Section 2.3, to have access (i) during normal business hours to such of the records of Inhale as may be reasonably necessary to verify such performance of Inhale and (ii) to any Partners. If any such audit reveals that any payment required by this Section 2.3 shall have been deficient, Inhale shall immediately pay to Alliance the amount of any such deficiency plus interest from the date otherwise due at the lesser of 18% per annum or the maximum rate permitted under applicable law. If any such deficiency shall be greater than five percent of the amount actually owed, Inhale shall immediately reimburse Alliance for the costs of such audit (including, without limitation, the fees of any accounting firm employed by Alliance for such purpose).

3.	Certain Definitions.

        3.1     Previously Defined Terms. Unless they are redefined in this Supplemental Agreement, all terms defined in the 1999 Agreements shall have the same meaning for purposes of this Supplemental Agreement as was ascribed to them in the 1999 Agreements. The definitions set forth in this Supplemental Agreement shall control for purposes of this Supplemental Agreement and the 1999 Agreements, and are intended by the Parties to replace the definitions set forth in the 1999 Agreements for all purposes.

        3.2     Alliance Product. For purposes of this Supplemental Agreement and the 1999 Agreements, Alliance Product shall mean any product for use outside the Inhale Field involving the use of microstructures in connection with the direct intratracheal or direct pulmonary administration (e.g., via bronchoscope or endotracheal tube) of fluorocarbons or other liquids (“Liquid Dose Instillation”) which if made, used, sold, or imported absent the license granted to Alliance by Inhale would infringe one or more Valid Claims of the Assigned Patent Rights, the MediSpheres™ Assigned Patent Rights, or the Bioavailability Assigned Patent Rights, or which in material part uses, incorporates, or is based on the Assigned Know-How.

        3.3     Assigned Know-How. For purposes of this Supplemental Agreement and the 1999 Agreements, Assigned Know-How shall mean all information and data within the Purchased Assets, the MediSpheres™ Purchased Assets, or the Bioavailability Purchased Assets other than the Assigned Patent Rights, the MediSpheres™ Assigned Patent Rights, and the Bioavailability Assigned Patent Rights which is necessary or useful for Alliance to develop, manufacture, commercialize, or use Products outside the Inhale Field.

        3.4     Bioavailability Product. For purposes of this Supplemental Agreement and the 1999 Agreements, Bioavailability Product shall mean a non-respiratory human pharmaceutical (that is, a human pharmaceutical that is not within the Inhale Field), the making, using, selling, or importation of which (i) is then covered by a Valid Claim of both (A) the Assigned Patent Rights or the MediSpheres™ Assigned Patent Rights and (B) the Bioavailability Assigned Patent Rights, or (ii) embodies or incorporates both (C) PulmoSphere® Technology and/or MediSpheres™ Technology and (D) Bioavailability Technology and in material part uses, incorporates, or is based on both (E) the Purchased Assets and/or the MediSpheres™Purchased Assets and (F) the Bioavailability Purchased Assets.

CONFIDENTIAL TREATMENT REQUESTED

        3.5     Bioavailability Technology. For purposes of this Supplemental Agreement and the 1999 Agreements, Bioavailability Technology shall mean (i) the method of manufacturing a microparticle composition for controlling an immune response by downregulating a pathogenic arm of the immune system, or upregulating the suppressor arm of the immune system, or simultaneously downregulating the pathogenic arm and upregulating the suppressor arm of the immune system, and (ii) the microparticle compositions manufactured by such method, both as further described in [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] and (iii) all foreign counterpart patent applications and patents claiming priority of such patent applications and patents, and (iv) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model, and design patents and certificates of invention, and (v) all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions of any of the foregoing patent applications and patents (the “Bioavailability Assigned Patent Rights”).

        3.6     Closing. The consummation of the transactions contemplated by this Supplemental Agreement (the “Closing”) shall take place at the offices of Pillsbury Winthrop LLP, 11682 El Camino Real, Suite 200, San Diego, California 92130 (or at such other place as the Parties shall designate), on March 15, 2002, at 9:00 a.m. (Pacific time). For purposes of this Supplemental Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place. The Parties shall each receive such other documents as either Party may reasonably request for the purpose of evidencing or effecting the transactions contemplated by this Supplemental Agreement, all of which shall be in full force and effect.

        3.7     Improvements. For purposes of this Supplemental Agreement and the 1999 Agreements, Improvements shall mean (a) all discoveries and inventions regarding PulmoSphere® Technology, MediSpheres™Technology, or Bioavailability Technology, which are conceived and reduced to practice by or on behalf of Alliance, whether or not such Improvements are claimed in a pending patent application or an issued patent (“Assignable Improvements”) and (b) all other discoveries or inventions which are conceived and reduced to practice by or on behalf of Alliance, whether or not such Improvements are claimed in a pending patent application or an issued patent (“Licensable Improvements”).

        3.8     Inhale Field. For purposes of this Supplemental Agreement and the 1999 Agreements, Inhale Field shall mean uses of microstructures of the types described in all of the Assigned Patent Rights and Purchased Proprietary Assets (regardless of their particular microstructure, physical characteristics, or morphology) within the respiratory tract, including without limitation the nasal passage; provided, however, the Inhale Field shall not include the use of microstructures in connection with the direct intratracheal or direct pulmonary administration (e.g., via bronchoscope or endotracheal tube) of fluorocarbons or other liquids. For clarity, the Inhale Field includes the administration of microstructures containing compounds by means of metered dose inhaler, dry powder inhaler, nasal spray, or by nebulization of microstructures formulated with fluorochemicals as suspending agents, provided that the quantities of fluorochemicals so included in such formulation for nebulization do not exceed that which is commercially reasonably necessary to provide effective delivery of the active agent.

CONFIDENTIAL TREATMENT REQUESTED

        3.9     Licensed Know-How. For purposes of this Supplemental Agreement and the 1999 Agreements, Licensed Know-How shall mean (a) all information, inventions, technology, and data regarding the PulmoSphere®Technology, the MediSpheres™ Technology, or the Bioavailability Technology which is not generally known and which is necessary or useful for Inhale to develop, manufacture, commercialize, or use Products, in which Alliance now has an ownership or licensable interest, and (b) all information and data regarding Licensable Improvements which is not generally known and which is necessary or useful for Inhale to develop, manufacture, commercialize or use Products, in which Alliance acquires an ownership or licensable interest.

        3.10     Licensed Patent Rights. For purposes of this Supplemental Agreement and the 1999 Agreements, Licensed Patent Rights shall mean (a) those certain patents listed on Schedule A of the License to Inhale and all foreign counterpart patent applications and patents claiming priority of such patent applications and patents; (b) all patents and patent applications in any country that claim Licensable Improvements; (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model, and design patents and certificates of invention; and (d) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions, or additions of any of the foregoing patent applications and patents; in each case which Alliance now has or in which Alliance hereafter acquires an ownership or licensable interest.

        3.11     MediSpheres™Technology. For purposes of this Supplemental Agreement and the 1999 Agreements, MediSpheres™ Technology shall mean (i) the method of manufacturing stable, dry metal ion-lipid microparticle compositions for drug delivery based on the formation of a lipid-metal ion complex matrix that incorporates the drug or active agent to be delivered, and (ii) the microparticle compositions manufactured by such method, both as further described in [CONFIDENTIAL TREATMENT REQUESTED] as well as its related continuation-in-part [CONFIDENTIAL TREATMENT REQUESTED] , and (iii) all foreign counterpart patent applications and patents claiming priority of such patent applications and patents, and (iv) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model, and design patents and certificates of invention, and (v) all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions or additions of any of the foregoing patent applications and patents (the “MediSpheres™ Assigned Patent Rights”). The Parties have specifically agreed that all particles described in the MediSpheres™Assigned Patent Rights — regardless of their particular microstructure, physical characteristics, or morphology — are covered by the phrase MediSpheres™Technology.

        3.12     Product. For purposes of this Supplemental Agreement and the 1999 Agreements, Product shall mean a human pharmaceutical, the making, using, selling, or importation of which (i) is then covered by a Valid Claim of the Assigned Patent Rights, the MediSpheres™ Assigned Patent Rights, or the Bioavailability Assigned Patent Rights, or (ii) which embodies or incorporates PulmoSphere® Technology, MediSpheres™ Technology, or Bioavailability Technology and in material part uses, incorporates, or is based on the Purchased Assets, the MediSpheres™ Purchased Assets, the Bioavailability Technology, or Licensed Know-How.

CONFIDENTIAL TREATMENT REQUESTED

        3.13     PulmoSphere®Technology. For purposes of this Supplemental Agreement and the 1999 Agreements, PulmoSphere® Technology shall mean (i) the method of manufacturing spray dried particles using a perfluorocarbon emulsion or other blowing agents described in the Assigned Patent Rights and Purchased Proprietary Assets, and (ii) the particles manufactured by such method, both as further described in all of the Assigned Patent Rights and Purchased Proprietary Assets. The Parties have agreed to delete the phrase “hollow and porous” from the definition of PulmoSphere® Technology. The Parties have specifically agreed that all particles described in the Assigned Patent Rights and Purchased Proprietary Assets — regardless of their particular microstructure, physical characteristics, or morphology — are covered by the phrase PulmoSphere® Technology, and have further agreed that “raisin-like,” or “wrinkled,” or other non-perfectly spherical particles are covered by the phrase PulmoSphere® Technology.

4.	Purchase And Sale of Assets.

        4.1     Agreement With Respect To The APA. The Parties agree that the Assigned Patent Rights and Purchased Assets conveyed pursuant to Section 1.1 of the APA, as modified by this Supplemental Agreement, have been conveyed by Alliance to Inhale in their entirety, with no reservation of any ownership interest or other rights by Alliance, except as specifically set forth in the APA or this Supplemental Agreement. The Parties have further specifically agreed that the use of the phrase PulmoSphere® Technology in Section 1.1 of the APA, or in any other provision of the APA, is not intended to imply or give rise to any limitation on the scope of the Assigned Patent Rights conveyed by Alliance to Inhale in the APA, and that the Assigned Patent Rights purchased by Inhale are co-extensive with the disclosures and claims set forth in the Assigned Patent Rights.

        4.2     Purchase And Sale Of MediSpheres™ Assets.

            (a)         Upon the terms and subject to the conditions of this Supplemental Agreement, on the Closing Date, Alliance shall sell, transfer, convey, assign, grant, and deliver to Inhale, and Inhale shall purchase, acquire, and receive (a) the MediSpheres™ Assigned Patent Rights; (b) the trademark MediSpheres™; and (c) all Know-How of Alliance related to the development or use of the MediSpheres™ Technology (collectively, the “MediSpheres™ Purchased Assets”). Within 30 days after the Closing Date, Alliance shall place in escrow pursuant to the Escrow Agreement the originals of all laboratory files, batch records, and other records listed in Exhibit A, and copies of portions of laboratory notebooks listed in Exhibit B, in each case relating to the MediSpheres™ Technology.

            (b)         Alliance shall not itself retain copies (unless otherwise required by applicable governmental laws, rules, and regulations) of such files and records other than for portions of the laboratory notebooks, but if Alliance requires access thereto to comply with regulatory requirements for its products, it shall so notify Inhale and Inhale shall provide Alliance access on a reasonable basis during normal business hours as the Parties shall mutually agree.

        4.3     Purchase And Sale Of Bioavailability Assets.

            (a)         Upon the terms and subject to the conditions of this Supplemental Agreement, on the Closing Date, Alliance shall sell, transfer, convey, assign, grant, and deliver to Inhale, and Inhale shall purchase, acquire, and receive (a) the Bioavailability Assigned Patent Rights; and (b) all Know-How of Alliance related to the development or use of the Bioavailability Technology (collectively, the “Bioavailability Purchased Assets”). Within 30 days after the Closing Date, Alliance shall place in escrow pursuant to the Escrow Agreement the originals of all laboratory files, batch records, and other records listed in Exhibit C, and copies of portions of laboratory notebooks listed in Exhibit D, in each case relating to the Bioavailability Technology.

CONFIDENTIAL TREATMENT REQUESTED

            (b)         Alliance shall not itself retain copies (unless otherwise required by applicable governmental laws, rules, and regulations) of such files and records other than for portions of the laboratory notebooks, but if Alliance requires access thereto to comply with regulatory requirements for its products, it shall so notify Inhale and Inhale shall provide Alliance access on a reasonable basis during normal business hours as the Parties shall mutually agree.

        4.4     Intent Of The Parties. The Parties intend that the MediSpheres™ Purchased Assets and the Bioavailability Purchased Assets constitute all of Alliance’s Proprietary Assets with respect to the MediSpheres™ Technology and Bioavailability Technology.

        4.5     Representations And Warranties Of Alliance. Except as set forth in this Supplemental Agreement, the 1999 Agreements, or that certain letter to Inhale's counsel dated as of the date hereof:

            (a)         To Alliance’s Knowledge, Alliance has the right to grant to Inhale rights to all MediSpheres™ Purchased Assets and all Bioavailability Purchased Assets that Alliance purports to grant under this Supplemental Agreement, free and clear of any Encumbrances. To the Knowledge of Alliance, there are no defects in the filing or prosecution of the MediSpheres™ Assigned Patent Rights or the Bioavailability Assigned Patent Rights that could reasonably be expected to cause either the invalidity of any patent that may issue from the MediSpheres™ Assigned Patent Rights or the Bioavailability Assigned Patent Rights or cause a patent not to issue from the MediSpheres™ Assigned Patent Rights or the Bioavailability Assigned Patent Rights. Alliance is not obligated to make any payment to any Person for the use or other exploitation of any of the MediSpheres™ Purchased Assets or any of the Bioavailability Purchased Assets.

            (b)         Alliance has taken commercially reasonable measures and precautions, consistent with its customary practices, appropriate to protect and maintain the confidentiality and secrecy of all of the MediSpheres™ Purchased Assets and all of the Bioavailability Purchased Assets (except to the extent that public disclosure was necessary as part of the process of filing patent applications for the MediSpheres™ Assigned Patent Rights or the Bioavailability Assigned Patent Rights whose value would be unimpaired by public disclosure).

            (c)         All issued patents and trademarks that are registered with any Governmental Body and held by Alliance and included within the MediSpheres™ Purchased Assets or the Bioavailability Purchased Assets are subsisting and to the Knowledge of Alliance are valid. To the Knowledge of Alliance (without performing any special inquiry and recognizing that Alliance’s primary area of expertise is outside Inhale’s intended use of the MediSpheres™ Purchased Assets and the Bioavailability Purchased Assets), the use of the MediSpheres™ Purchased Assets or the Bioavailability Purchased Assets does not infringe or constitute a misappropriation of any Proprietary Asset owned or used by any other Person. Alliance has not received any written notice or other communication from any Person of any actual, alleged, possible, or potential infringement, misappropriation, or unlawful use of, any Proprietary Asset owned or used by such Person. To the Knowledge of Alliance, no other Person is infringing, misappropriating, or making any unlawful use of any MediSpheres™ Purchased Asset or any Bioavailability Purchased Asset.

CONFIDENTIAL TREATMENT REQUESTED

            (d)         The MediSpheres™ Purchased Assets and the Bioavailability Purchased Assets constitute all the Proprietary Assets of Alliance that are necessary to enable Alliance to utilize the MediSpheres™ Technology and the Bioavailability Technology in the manner in which the MediSpheres™ Technology and the Bioavailability Technology are being utilized by Alliance outside of Liquid Dose Instillation. Alliance has not licensed any of the MediSpheres™ Purchased Assets or any of the Bioavailability Purchased Assets to any Person and has not granted any right to any Third Party in or to the MediSpheres™ Purchased Assets or the Bioavailability Purchased Assets which would conflict with the rights transferred to Inhale pursuant to this Supplemental Agreement. Alliance has not entered into any covenant not to compete or Contract restricting its right to use or practice any of the MediSpheres™ Purchased Assets or any of the Bioavailability Purchased Assets or to transact business regarding the MediSpheres™ Purchased Assets or the Bioavailability Purchased Assets in any market or geographic area or with any Person. To the Knowledge of Alliance, Alliance has, and Inhale will acquire on the Closing Date, the exclusive right to use the trademark MediSpheres™, subject to the nonexclusive license granted to Alliance in the License to Alliance to use such mark for Designated Products. As a specific remedy for breach of this warranty, in addition to all other remedies available at law, Alliance agrees that any Proprietary Asset of Alliance in existence as of the Closing Date that is necessary to enable Alliance to utilize the MediSpheres™ Technology and the Bioavailability Technology in the manner in which the MediSpheres™ Technology and the Bioavailability Technology are being utilized by Alliance outside of Liquid Dose Instillation as of the Closing Date will be treated, with no further action by Inhale or Alliance, as a MediSpheres™ Purchased Asset or a Bioavailability Purchased Asset for all purposes under this Supplemental Agreement.

            (e)         Alliance has provided Inhale with full and complete access to all of Alliance’s material records, documents, and data with respect to the MediSpheres™ Purchased Assets and the Bioavailability Purchased Assets.

            (f)         To Alliance’s Knowledge, there is no fact or condition relating to the MediSpheres™ Purchased Assets or the Bioavailability Purchased Assets (including without limitation the practice of the MediSpheres™ Purchased Assets or the Bioavailability Purchased Assets) that may interfere materially with Inhale’s ability to exploit the MediSpheres™ Purchased Assets or the Bioavailability Purchased Assets outside of Liquid Dose Instillation in a commercially reasonable manner, and no condition or circumstance exists that would be expected to give rise to any such fact or condition.

CONFIDENTIAL TREATMENT REQUESTED

            (g)         Alliance is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Supplemental Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Supplemental Agreement, (a) Alliance will be able to pay its debts as they become due; (b) Alliance will not have unreasonably small assets with which to conduct its present or proposed business; and (c) taking into account all contingent pending and threatened litigation, final judgments against Alliance in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Alliance will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions might be rendered) as well as all other obligations of Alliance. The cash available to Alliance, taking into account all other anticipated uses of the cash, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section, (i) “insolvent” means that the sum of the present fair saleable value of Alliance’s assets does not and will not exceed its debts and other probable liabilities; and (ii) “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed, or secured or unsecured.

            (h)         To the Knowledge of Alliance, no representation or warranty of Alliance in this Supplemental Agreement and no information provided by Alliance to Inhale with respect to the Purchased Assets, the MediSpheres™ Purchased Assets, or the Bioavailability Purchased Assets fails to state any material fact necessary in order to make the representations, warranties, and information of or with respect to Alliance, the Purchased Assets, the MediSpheres™ Purchased Assets, or the Bioavailability Purchased Assets contained herein and therein (in the light of circumstances under which such representations, warranties, and information were or will be made or provided) not false or misleading.

            (i)         EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 4.5, NOTHING IN THIS SUPPLEMENTAL AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY ALLIANCE THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE MEDISPHERES™ ASSIGNED PATENT RIGHTS OR THE BIOAVAILABILITY ASSIGNED PATENT RIGHTS, THAT ANY PATENT WITHIN THE MEDISPHERES™ ASSIGNED PATENT RIGHTS OR THE BIOAVAILABILITY ASSIGNED PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THE USE OF ANY RIGHTS WITH RESPECT THERETO WILL NOT INFRINGE THE PATENT OR OTHER PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 4.5, ALLIANCE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE MEDISPHERES™ PURCHASED ASSETS, THE BIOAVAILABILITY PURCHASED ASSETS OR ANY OTHER RIGHTS GRANTED OR LICENSED HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        4.6     Technology Transfer. Following the Closing Date, Alliance and Inhale shall take all steps reasonable to effect the transfer of all MediSpheres™ Purchased Assets and all Bioavailability Purchased Assets to Inhale in such a manner as to enable Inhale to practice the MediSpheres™Technology and the Bioavailability Technology with the same proficiency as such technology is practiced by Alliance as of the Closing Date. Such transfer shall occur no later than June 30, 2002.

CONFIDENTIAL TREATMENT REQUESTED

5.	License To Inhale.

        5.1     Effect Of This Supplemental Agreement. Following the Closing Date, the definitions set forth in this Supplemental Agreement will apply with full force and effect to the License to Inhale for all purposes. The effect of this Supplemental Agreement is to clarify and broaden the scope of the license granted by Alliance to Inhale under the License to Inhale. As amended by this Supplemental Agreement, the License to Inhale remains in full force and effect.

        5.2     Amendments To The License To Inhale.

            (a)         The first “Whereas” clause of the License to Inhale is hereby deleted in its entirety and replaced with the following: “WHEREAS, Alliance and Inhale have entered into an Asset Purchase Agreement dated as of October 4, 1999 (as amended or restated from time to time) (the “Asset Purchase Agreement”) and a Supplemental Agreement dated as of March 15, 2002 (the “Supplemental Agreement”), pursuant to which Alliance assigned and sold to Inhale certain patent rights and know-how relating to the PulmoSphere® Technology, the MediSpheres™ Technology, and the Bioavailability Technology.”

            (b)         Section 3.1 of the License to Inhale is hereby deleted in its entirety and replaced with the following: “Alliance hereby grants to Inhale an irrevocable, nonexclusive, worldwide, royalty-free (except as provided in the Asset Purchase Agreement, as amended by the Supplemental Agreement) license (including the nonexclusive right to grant sublicenses) under the Licensed Patent Rights (as defined in the Supplemental Agreement) solely to make, use, offer for sale, sell, and import Products (as defined in the Supplemental Agreement) other than Products involving Liquid Dose Instillation (as defined in the Supplemental Agreement).”

            (c)         Section 3.2 of the License to Inhale is hereby deleted in its entirety and replaced with the following: “Alliance hereby grants to Inhale an irrevocable, nonexclusive, worldwide, royalty-free (except as provided in the Asset Purchase Agreement, as amended by the Supplemental Agreement) license (including the nonexclusive right to grant sublicenses) under the Licensed Know-How (as defined in the Supplemental Agreement) solely to make, use, offer for sale, sell, and import Products (as defined in the Supplemental Agreement) other than Products involving Liquid Dose Instillation (as defined in the Supplemental Agreement).”

            (d)         Section 3.3 of the License to Inhale is hereby deleted in its entirety and replaced with the following: “Alliance shall, and hereby does, grant to Inhale all right, title, and interest in and to all Assignable Improvements (as defined in the Supplemental Agreement), together with all intellectual property rights relating thereto (including without limitation all patent applications or patents claiming such Assignable Improvements). Alliance agrees promptly to disclose to Inhale any such Assignable Improvements and to execute such documents and perform such other acts as Inhale may reasonably request to obtain, perfect, and enforce such rights to the Assignable Improvements and the assignment thereof.”

            (e)         Section 3.4 of the License to Inhale is hereby deleted in its entirety and replaced with the following: “Inhale shall not knowingly use or sell products or compounds involving Liquid Dose Instillation (as defined in the Supplemental Agreement) where such products or compounds are claimed in the Licensed Patent Rights or incorporate or are made using the Licensed Know-How.”

CONFIDENTIAL TREATMENT REQUESTED

            (f)         Section 5.3 of the License to Inhale is hereby deleted in its entirety and replaced with the following: “Alliance hereby represents and warrants to Inhale that, except as set forth on Schedule A to this Agreement, as of the Closing of the Supplemental Agreement, Alliance does not own or control any patents or patent applications that would be infringed by the use of the PulmoSphere® Technology, the MediSpheres™ Technology, or the Bioavailability Technology, as described in the Assigned Patent Rights, the MediSpheres™ Assigned Patent Rights, or the Bioavailability Assigned Patent Rights, respectively, as of the Closing of the Supplemental Agreement. As a specific remedy for breach of this warranty, in addition to all other remedies available at law, Alliance agrees that any Proprietary Asset of Alliance in existence as of the Closing Date that is necessary to enable Alliance to utilize the MediSpheres™ Technology and the Bioavailability Technology in the manner in which the MediSpheres™ Technology and the Bioavailability Technology are being utilized by Alliance outside of Liquid Dose Instillation as of the Closing Date will be treated, with no further action by Inhale or Alliance, as a MediSpheres™ Purchased Asset or a Bioavailability Purchased Asset for all purposes under this Agreement.”

6.	License To Alliance.

        6.1     Effect Of This Supplemental Agreement. Following the Closing Date, the definitions set forth in this Supplemental Agreement will apply with full force and effect to the License to Alliance for all purposes. The effect of this Supplemental Agreement is to amend and clarify the scope of the license granted by Inhale to Alliance under the License to Alliance. As amended by this Supplemental Agreement, the License to Alliance remains in full force and effect.

        6.2     Amendments To The License To Alliance.

            (a)         The second “Whereas” clause of the License to Alliance is hereby deleted in its entirety and replaced with the following: “WHEREAS, pursuant to the Supplemental Agreement dated as of March 15, 2002 (the “Supplemental Agreement”), Inhale has agreed to grant Alliance a license under the assigned patent rights and know-how, together with other intellectual property rights, relating to the PulmoSphere® Technology, the MediSpheres™ Technology, and the Bioavailability Technology for all applications involving Liquid Dose Instillation, and for certain products within the Inhale Field as to which Alliance exercises its rights under the Product Development Rights Agreement, as amended by the Supplemental Agreement (the “Product Development Rights Agreement”). The definitions for certain terms used in this Agreement with initial letters capitalized (as this Agreement is amended pursuant to the Supplemental Agreement) are set forth in the Supplemental Agreement.”

            (b)         Section 3.1 of the License to Alliance is hereby deleted in its entirety and replaced with the following:

“(a) Inhale hereby grants to Alliance an irrevocable, exclusive, worldwide, royalty-free license (including the right to grant sublicenses) under the Assigned Patent Rights, the MediSpheres™ Assigned Patent Rights, the Bioavailability Assigned Patent Rights, the Assignable Improvements, and the Assigned Know-How for use in applications involving Liquid Dose Instillation, including without limitation the right to make, use, offer for sale, sell, and import Alliance Products for use in applications involving Liquid Dose Instillation.

CONFIDENTIAL TREATMENT REQUESTED

(b) Inhale hereby grants to Alliance an irrevocable, exclusive, worldwide, royalty-free license (including the right to grant sublicenses) under the Bioavailability Purchased Assets and any Assignable Improvements regarding Bioavailability Technology for uses outside the Inhale Field to make, use, offer for sale, sell, and import Products that do not constitute Bioavailability Products.”

            (c)         Section 3.2 of the License to Alliance is hereby deleted in its entirety and replaced with the following: “Inhale hereby grants to Alliance a non-exclusive, worldwide, royalty-free license (without the right to grant sublicenses, other than to its Affiliates and parties to whom the rights of Alliance under the Product Development Rights Agreement may be assigned as permitted thereby) under the Assigned Patent Rights, the MediSpheres™ Assigned Patent Rights, the Bioavailability Assigned Patent Rights, the Assignable Improvements, and the Assigned Know-How to perform research and development activities to identify products with respect to which Alliance may desire to exercise a Product Development Right (as defined in the Product Development Rights Agreement) therefor under the Product Development Rights Agreement. Such license shall be effective for so long as Alliance has any unused Product Development Right(s) available to it under the Product Development Rights Agreement.”

            (d)         Section 3.3 of the License to Alliance is hereby deleted in its entirety and replaced with the following: “Inhale hereby grants to Alliance an irrevocable, exclusive, worldwide (subject to Section 3.9 of the Product Development Rights Agreement), royalty-free (except as provided in Section 3.8 of the Product Development Rights Agreement) license (including the exclusive right to grant sublicenses to Third Parties that are not Competitors of Inhale, subject to Section 3.7 of the Product Development Rights Agreement) under the Designated Product Patent Rights and Designated Product Know-How to use, offer for sale, sell, import, manufacture and have manufactured Designated Products for all purposes; provided, however, that the right to manufacture or have manufactured a Powder Formulation of the Active Substance of such Designated Product shall be suspended to the extent that Inhale or its Partner (as the foregoing terms are defined for purposes of the Product Development Rights Agreement) is manufacturing such Powder Formulation pursuant to a manufacturing agreement entered into as contemplated by Section 3.5 of the Product Development Rights Agreement.”

            (e)         The trademark MediSpheres™ is added to Section 3.4 of the License to Alliance for all purposes.

            (f)         Section 3.5 of the License to Alliance is hereby deleted in its entirety and replaced with the following: “Except in the case of Designated Products or products or compounds involving Liquid Dose Instillation (as defined in the Supplemental Agreement), or, as to the Bioavailability Purchased Assets and any Assignable Improvements regarding Bioavailability Technology, for applications outside the Inhale Field, Alliance shall not knowingly use or sell products or compounds that are made using or that incorporate PulmoSphere® Technology, MediSpheres™ Technology, or Bioavailability Technology.”

CONFIDENTIAL TREATMENT REQUESTED

            (g)     Sections 5.1 and 5.2 of the License to Alliance are hereby deleted in their entirety and replaced with the following:

“5.1 Prosecution and Maintenance.

5.1.1 Subject to the provisions of this Section 5.1, Inhale shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution (including oppositions) and maintenance of the Assigned Patent Rights, Designated Product Patent Rights, MediSpheres™ Assigned Patent Rights and Bioavailability Assigned Patent Rights. Inhale shall consider in good faith the interests of Alliance in so doing. Inhale (a) shall supply Alliance with a copy of each patent application within the Assigned Patent Rights, Designated Product Patent Rights, MediSpheres™ Assigned Patent Rights and Bioavailability Assigned Patent Rights as filed, together with notice of its filing date and serial number; (b) shall consult with Alliance regarding the prosecution and maintenance of the Assigned Patent Rights, Designated Product Patent Rights, MediSpheres™ Assigned Patent Rights and Bioavailability Assigned Patent Rights, and shall implement all reasonable requests of Alliance regarding claims with application (i) for Liquid Dose Instillation, (ii) as to the Bioavailability Assigned Patent Rights, for uses outside the Inhale Field, and (iii) as to the Designated Products or their use; and (c) shall inform Alliance promptly of the allowance and issuance of each patent within the Assigned Patent Rights, Designated Product Patent Rights, MediSpheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights, together with the date and patent number thereof, and shall provide Alliance with a copy of such patent as issued.

5.1.2 Inhale shall use its commercially reasonable efforts to obtain the strongest commercially reasonable patent protection (under the circumstances) for applications of the Assigned Patent Rights, MediSpheres™ Assigned Patent Rights and Bioavailability Assigned Patent Rights for Liquid Dose Instillation and, as to the Bioavailability Assigned Patent Rights, for applications outside the Inhale Field (collectively, “Applications”). Inhale (a) shall inform Alliance promptly of any substantive action or proposed action with respect to any Applications and shall provide Alliance with advance copies of all proposed responses thereto reasonably in advance of any proposed action and shall implement all reasonable requests of Alliance relating to the Applications; (b) shall not abandon or materially narrow the substantive claims of the Assigned Patent Rights, MediSpheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights with respect to any Applications without the prior express written consent of Alliance (which shall not be unreasonably withheld or delayed) unless Inhale first files a continuation of such application claiming the subject matter of the application to be abandoned or materially narrowed; (c) shall provide Alliance with copies of all filings and submissions, together with all correspondence with the applicable patent authorities, regarding the Assigned Patent Rights, MediSpheres™ Assigned Patent Rights and Bioavailability Assigned Patent Rights; and (d) shall prosecute all reexaminations and reissues of the Assigned Patent Rights, MediSpheres™ Assigned Patent Rights and Bioavailability Assigned Patent Rights relating to any Applications as reasonably requested by Alliance.

CONFIDENTIAL TREATMENT REQUESTED

5.1.3 If requested by Alliance and to the extent commercially practicable, Inhale shall seek separate divisionals and continuations for claims under the Assigned Patent Rights, MediSpheres™ Assigned Patent Rights and Bioavailability Assigned Patent Rights for Liquid Dose Instillation and, as to the Bioavailability Assigned Patent Rights, for applications outside the Inhale Field. With respect to each such patent application and patent issuing therefrom within the Assigned Patent Rights, MediSpheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights that solely claims an application or use for Liquid Dose Instillation (or, as to the Bioavailability Assigned Patent Rights, for applications outside the Inhale Field), Alliance shall, at its sole cost and in its sole discretion, assume control of the preparation, filing, prosecution and maintenance of such patent application or patent. For any patent application or patent for which Alliance assumes such responsibility under this Section 5.1.3, Alliance (a) shall consult with Inhale regarding the prosecution and maintenance of such Assigned Patent Rights, MediSpheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights, and (b) shall inform Inhale promptly of any substantive action or proposed action with respect to such Assigned Patent Rights, MediSpheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights and shall provide Inhale with advance copies of all proposed responses thereto at least ten (10) business day in advance of any proposed action. Notwithstanding the foregoing, if Alliance proposes to make any statement or take any action that is reasonably likely to have a material adverse effect on Inhale’s ability to obtain issued claims within the Assigned Patent Rights, MediSpheres™Assigned Patent Rights or Bioavailability Assigned Patent Rights with application in the Inhale Field, and during such ten (10) business day period, Inhale gives reasonably specific written notice thereof stating reasonably acceptable grounds therefor, Alliance shall not make such statement or take such action.

5.1.4 If Inhale elects to abandon any patent application (for which it does not file a continuation application), or not to pursue the filing of any foreign patent application or maintain any patent within the Assigned Patent Rights, Designated Product Patent Rights, MediSpheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights that relates solely to uses for Liquid Dose Instillation or any Designated Product (or, as to the Bioavailability Assigned Patent Rights, for applications outside the Inhale Field), Inhale shall give Alliance written notice thereof not less than sixty (60) days prior to the last day permitted to timely continue such patent application or to maintain such patent and protect its rights under this Section 5.1.4. Alliance shall have the right, at its sole cost and in its sole discretion, to assume control of the preparation, filing, prosecution (including oppositions) and maintenance of such patent application or patent. With respect to each patent application or patent for which Alliance assumes control pursuant to this Section 5.1.4, Inhale promptly shall assign to Alliance all right, title and interest therein, and thereafter each such patent application or patent no longer shall be included within the Assigned Patent Rights, Designated Product Patent Rights, MediSpheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights.

CONFIDENTIAL TREATMENT REQUESTED

5.1.5 Each party shall cooperate with the other, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, filing, prosecution and maintenance of the Assigned Patent Rights, Designated Product Patent Rights, MediSpheres™ Assigned Patent Rights and Bioavailability Assigned Patent Rights.

        5.2    Enforcement of Patent Rights. Each party shall notify the other party of any infringement known to such party of any Assigned Patent Rights, Designated Product Patent Rights, Medishperes™ Assigned Patent Rights or Bioavailability Assigned Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

5.2.1 Subject to the provisions of Sections 5.2.2 and 5.2.3 below, Inhale shall have the right, at its sole cost and in its sole discretion, to determine the appropriate course of action to enforce the [CONFIDENTIAL TREATMENT REQUESTED] or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the [CONFIDENTIAL TREATMENT REQUESTED], to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the [CONFIDENTIAL TREATMENT REQUESTED], and shall consider, in good faith, the interests of Alliance in so doing.

5.2.2 Except as provided in the last sentence of this Section 5.2.2, Alliance shall have the right, at its sole cost and in its sole discretion, to determine the appropriate course of action to enforce one or more patents within the Assigned Patent Rights, Medispheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights that claim uses solely for Liquid Dose Instillation (or, as to the Bioavailability Assigned Patent Rights, for applications outside the Inhale Field) or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Assigned Patent Rights, Medispheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights that claim uses solely for Liquid Dose Instillation (or, as to the Bioavailability Assigned Patent Rights, for applications outside the Inhale Field) to control any litigation or other enforcement action with respect to one or more patents within the Assigned Patent Rights, Medispheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights that claim uses solely for Liquid Dose Instillation (or, as to the Bioavailability Assigned Patent Rights, for applications outside the Inhale Field), and shall consider, in good faith, the interests of Inhale in so doing. Inhale shall have the right in its sole discretion and at its cost, to jointly defend any challenge to the validity, enforceability or scope of the Assigned Patent Rights, Medispheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights by Alliance under this section 5.2.2. Alliance may exercise its rights under this Section 5.2.2 only on a patent by patent basis (and not claim by claim); Alliance shall not settle any action or otherwise consent to an adverse judgment in any such action that diminishes the rights of Inhale in the Assigned Patent Rights, Designated Product Patent Rights, Medishperes™ Assigned Patent Rights or Bioavailability Assigned Patent Rights without the prior written consent of Inhale. All monies recovered upon final judgment or settlement of any such suit to enforce the Assigned Patent Rights, Designated Product Patent Rights, Medishperes™ Assigned Patent Rights or Bioavailability Assigned Patent Rights as permitted under this Section 5.2.2 shall first be allocated to reimburse each party’s expenses incurred in conducting such action and then allocated between the parties in proportion to their respective damages incurred by reason of such infringement, as determined in such suit, or as agreed upon in such settlement.

CONFIDENTIAL TREATMENT REQUESTED

5.2.3 If Alliance learns that a Third Party is infringing the [CONFIDENTIAL TREATMENT REQUESTED] by making and selling a product competitive with a Designated Product, it may request that Inhale enforce the [CONFIDENTIAL TREATMENT REQUESTED] against such Third Party. If the parties agree that such Third Party’s actions infringe a [CONFIDENTIAL TREATMENT REQUESTED] and that such infringement is material [CONFIDENTIAL TREATMENT REQUESTED], then Inhale shall have the first right, but not the obligation, to enforce the [CONFIDENTIAL TREATMENT REQUESTED] or otherwise abate the infringement thereof, and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the [CONFIDENTIAL TREATMENT REQUESTED] against such Third Party, at Inhale’s cost. If Inhale does not bring such action within one hundred eighty (180) days after the parties agree that such infringement exists and is material, then Alliance may enforce the [CONFIDENTIAL TREATMENT REQUESTED] or otherwise abate the infringement thereof by such Third Party, at Alliance’s cost, and Inhale may participate in such suit at its cost. Neither party shall settle any such suit or otherwise take any action in such suit that would affect the scope or validity of the [CONFIDENTIAL TREATMENT REQUESTED] or otherwise adversely affect the other party without the other party’s prior written consent. All monies recovered upon final judgment or settlement of any such suit to enforce the [CONFIDENTIAL TREATMENT REQUESTED] as permitted under this Section 5.2.3 shall first be allocated to reimburse each party’s expenses incurred in conducting such action and then allocated between the parties in proportion to their respective damages incurred by reason of such infringement, as determined in such suit, or as agreed upon in such settlement.

5.2.4 Notwithstanding the foregoing, the non-controlling party shall reasonably cooperate with the controlling party, at the expense of the controlling party, in the planning and prosecution of any action to enforce the Assigned Patent Rights, Designated Product Patent Rights, Medispheres™ Assigned Patent Rights or Bioavailability Assigned Patent Rights as set forth above. Each party shall keep the other party and its counsel reasonably informed as to the status of any such action.”

7.	Alliance’s Product Development Eights.

        7.1     Effect Of This Supplemental Agreement. Following the Closing Date, the definitions set forth in this Supplemental Agreement will apply with full force and effect to the PDRA for all purposes. The effect of this Supplemental Agreement is to amend, clarify, and limit the scope of the product development rights granted by Inhale to Alliance under the PDRA. As amended by this Supplemental Agreement, the PDRA remains in full force and effect.

        7.2     Amendments To The PDRA.

CONFIDENTIAL TREATMENT REQUESTED

            (a)     The “Whereas” clauses of the PDRA are hereby deleted in their entirety and replaced with the following: “WHEREAS, Alliance and Inhale have entered into a Supplemental Agreement dated as of March 15, 2002 (the “Supplemental Agreement”), pursuant to which the product development rights granted to Alliance in connection with the Asset Purchase Agreement and this Agreement have been substantially altered and amended.”

            (b)     Section 3.1 of the PDRA is hereby deleted in its entirety and replaced with the following:

“3.1 Product Development Rights.

(a) Subject to the last sentence of this Section 3.1(a), in the [CONFIDENTIAL TREATMENT REQUESTED] following the Closing of the Supplemental Agreement, Alliance shall have the right (a “Product Development Right”) to (i) select, on a [CONFIDENTIAL TREATMENT REQUESTED] for development and commercialization of products in the Inhale Field which are manufactured by means of or incorporate PulmoSphere® Technology, MediSpheres™ Technology, and/or Bioavailability Technology, or (ii) initiate Phase II trials on up to four products in the Inhale Field which are manufactured by means of or incorporate PulmoSphere® Technology, MediSpheres™ Technology, and/or Bioavailability Technology, whichever comes first. Alliance may not exercise Product Development Rights under this Section without first obtaining from Inhale a Product Development Rights License under the procedures set forth in Section 3.2 of this Agreement. Alliance shall not have the right to exercise any additional Product Development Rights granted to Alliance under this Agreement following the earliest of (i) the date on which Alliance has initiated development on [CONFIDENTIAL TREATMENT REQUESTED]; (ii) the date on which Alliance has initiated Phase II trials on four products; or (iii) [CONFIDENTIAL TREATMENT REQUESTED] from the Closing Date of the Supplemental Agreement (although none of these events shall disrupt the continuing exercise of Product Development Rights that have been initially exercised prior thereto). Alliance’s Product Development Rights granted under this Agreement are subject to termination as provided in Section 9.7 of the Asset Purchase Agreement.

(b) The Product Development Rights granted to Alliance under Section 3.1(a) apply only to [CONFIDENTIAL TREATMENT REQUESTED] together with any Immune Modulator that can be included in such Designated Product (a “Combination”) without requiring the entity or entities commercializing such product to obtain regulatory approval of such [CONFIDENTIAL TREATMENT REQUESTED] as a single drug prior to obtaining regulatory approval of a Designated Product containing such [CONFIDENTIAL TREATMENT REQUESTED]. Alliance may exercise Product Development Rights only with respect to [CONFIDENTIAL TREATMENT REQUESTED] that are proprietary compounds protected by a claim in a pending patent application or an unexpired, enforceable claim in an issued patent. In the event Alliance exercises a Product Development Right for a Combination, Inhale shall be free to develop and commercialize, either itself or with a third party, products containing as an active agent, only either such [CONFIDENTIAL TREATMENT REQUESTED] or such [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, that nothing in this sentence shall be deemed to grant Inhale any implied license under Alliance’s proprietary technologies. Furthermore, Alliance may exercise a Product Development Right for a product only if it owns or controls rights necessary to make, use and sell such product in the United States or in four (4) of the remaining six (6) Major Countries at the time of such exercise.

CONFIDENTIAL TREATMENT REQUESTED

(c) As of March 15, 2002, Alliance has [CONFIDENTIAL TREATMENT REQUESTED] under development for which Alliance must seek Product Development Rights from Inhale under this Agreement. Alliance can continue these programs only if (i) Alliance discloses the identity of the [CONFIDENTIAL TREATMENT REQUESTED] under development to Inhale prior to the grant by Inhale to Alliance of any Product Development Rights License with respect to those molecules, and (ii) the molecules under development qualify under Section 3.1(b) of the PDRA as originally executed by the Parties. Alliance waives any Call Rights that it may have had with respect to these molecules under the PDRA as originally drafted and waives the right to require Inhale to perform development work for Alliance, but Alliance retains the right to develop and commercialize the molecules without product development work by Inhale if Inhale grants a Product Development Rights License with respect to the molecules under Section 3.2 of this Agreement. The [CONFIDENTIAL TREATMENT REQUESTED] that are the subject of this Section will count against the total of [CONFIDENTIAL TREATMENT REQUESTED] set forth in Section 3.1(a) if Alliance requests, and Inhale grants to Alliance, a Product Development Rights License under Section 3.2 of this Agreement with respect to such molecules.”

            (c)         Section 3.2 of the PDRA is hereby deleted in its entirety and replaced with the following:

“3.2 Notice Mechanism; Excluded Products.

(a) In order to exercise a Product Development Right with respect to a product, Alliance must receive a product-specific Product Development Rights License from Inhale. Alliance shall give written notice to Inhale of such exercise with a description of such product and other information in Alliance’s possession and control that is reasonably sufficient for Inhale to decide whether to grant Product Development Rights to Alliance under this Section 3.2(a). Alliance must give such notice before the initiation of Phase I in order to receive a Product Development Rights License. Within forty-five days after Inhale’s receipt of such notice and information, Inhale shall either confirm its grant of a Product Development Rights License or notify Alliance that it is not granting a Product Development Rights License with respect to the proposed product. Inhale may reject the proposed product if Inhale reasonably and in good faith makes one of the following determinations: (i) Inhale has already begun development of the product prior to the date of receipt of the Alliance notice, either through an internal development program or with a partner; (ii) granting a Product Development Rights License with respect to the proposed product would constitute a breach by Inhale of a then existing agreement to which Inhale is bound; or (iii) Inhale began negotiating prior to the date of receipt of the Alliance notice an agreement with a prospective customer and believes that the principal terms of such an agreement will be agreed upon within ninety days of the Alliance notice and granting a Product Development Rights License to Alliance would constitute a breach of such agreement if consummated. If Inhale rejects a Product Development Rights License for a specific Alliance product based on a determination covered by clause (iii), Inhale shall diligently pursue the conclusion of such negotiations with the prospective customer and Inhale shall notify Alliance promptly if Inhale concludes that it is not going to execute a definitive agreement for such product with such prospective customer.

CONFIDENTIAL TREATMENT REQUESTED

(b) Inhale will grant Product Development Rights Licenses to Alliance under this Agreement on a [CONFIDENTIAL TREATMENT REQUESTED] basis. Products as to which a Product Development Rights License has been granted by Inhale shall constitute Designated Products. Except in the case of Designated Products for which Inhale has granted a specific Product Development Rights License under this Agreement or products or compounds involving Liquid Dose Instillation (as defined in the Supplemental Agreement) or, as to the Bioavailability Purchased Assets (as defined in the Supplemental Agreement) and any Assignable Improvements regarding Bioavailability Technology (as defined in the Supplemental Agreement), for applications outside the Inhale Field, Alliance shall not use or sell knowingly products or compounds that are made using or that incorporate PulmoSphere® Technology, MediSpheres™ Technology, or Bioavailability Technology.

(c) Alliance may obtain up to [CONFIDENTIAL TREATMENT REQUESTED] Product Development Rights Licenses, but may obtain no additional Product Development Rights Licenses after Phase II trials have been initiated with respect to four Designated Products or after [CONFIDENTIAL TREATMENT REQUESTED] years have elapsed from the Closing Date, whichever is earlier.

(d) If Alliance terminates development on a Designated Product, rights with respect to the [CONFIDENTIAL TREATMENT REQUESTED] under development revert to Inhale. Alliance is not entitled to seek additional Product Development Rights to replace rights that have reverted to Inhale as a result of Alliance’s termination of development on a Designated Product.”

            (d)         Sections 3.3 and 3.4 of the PDRA are hereby deleted in their entirety. Alliance may seek to develop Designated Products on its own and is not required to contract with Inhale to do so. Except in the case of Liquid Dose Instillation, Alliance is not permitted to partner or contract with Competitors of Inhale for the development or commercialization of Designated Products in the Inhale Field. Alliance may seek to contract with Inhale for the development of Designated Products pursuant to a Collaboration Agreement negotiated in good faith by the Parties, but Inhale is not required to enter into any Collaboration Agreement.

CONFIDENTIAL TREATMENT REQUESTED

            (e)         Section 3.5 of the PDRA is hereby deleted in its entirety and replaced with the following:

“(a) Inhale shall have a right of first offer, either by itself or through a Partner, for the manufacture and supply of a Powder Formulation of any Designated Product that is [CONFIDENTIAL TREATMENT REQUESTED]. With respect to Designated Products that are not [CONFIDENTIAL TREATMENT REQUESTED] products for which Alliance and Inhale do not enter into a commercial supply agreement as provided in this Section 3.5, Alliance may manufacture a Powder Formulation of the Active Substance of the Designated Product itself or enter into a manufacturing agreement therefor with a Third Party that is not a Competitor of Inhale.

(b) Before entering into a manufacturing agreement with any Third Party with respect to a Powder Formulation of any Designated Product that is [CONFIDENTIAL TREATMENT REQUESTED], Alliance will give Inhale notice containing the terms of its offer to Inhale to enter into a manufacturing agreement. Such notice will include the financial and other material terms which Alliance is prepared to accept and, if requested by Inhale, (i) sufficient information to define the manufacturing process and (ii) reasonable data regarding anticipated volume requirements for the Designated Product. For the 60-day period following delivery of such notice, the parties will negotiate in good faith in an effort to achieve (and, if applicable, execute) a definitive manufacturing agreement. If such an agreement is not executed prior to the end of such 60-day period, Alliance may (x) do its own manufacturing or (y) negotiate and execute a definitive manufacturing agreement with one or more Third Parties that are not Competitors of Inhale on terms no more favorable, in the aggregate, than the last terms offered by Inhale to Alliance. In such an event, Alliance may request that Inhale provide reasonable advice regarding whether Alliance’s proposed formulation for the relevant Designated Product is compatible with Inhale’s proprietary technology for manufacturing a Powder Formulation of such Designated Product, and other reasonable technical assistance as may be relevant to the manufacture of such product. Any technology transfer to Alliance or Alliance’s Third Party manufacturer(s) in connection with such advice or assistance shall be governed by a written agreement between Inhale, Alliance, and any such Third Party manufacturer(s) in customary form imposing upon Alliance and such Third Party manufacturer(s) obligations of confidentiality and limitations on use of Inhale’s proprietary technology for the relevant Designated Product, which agreement shall be negotiated and entered into prior to the transfer of such technology pursuant to this Section 3.5.”

            (f)         Section 3.7 of the PDRA is hereby deleted in its entirety and replaced with the following: “The Product Development Rights and other rights described herein shall not be transferable by Alliance to any other person, except (i) as provided in Section 7.7 and (ii) that Alliance, as to each Designated Product, shall have the right at any time after commencement of Phase IIa clinical trials for such Designated Product to grant sublicenses under the license granted to Alliance for such Designated Product to Third Parties other than Competitors of Inhale. Any such right to sublicense includes the right to grant a sublicense to use, sell, offer for sale, import, manufacture, or have manufactured the relevant Designated Product; provided, however, that the right to manufacture or have manufactured a Powder Formulation of the Active Substance of such Designated Product shall be suspended to the extent that Inhale or any Partner of Inhale is manufacturing such Powder Formulation pursuant to a manufacturing agreement entered into as contemplated by Section 3.5. Any sublicensee of Alliance that manufactures such a Powder Formulation of the Active Substance shall be subject to confidentiality obligations and use limitations with respect to the Inhale Technology substantially similar to those provided in the last sentence of Section 3.5(b).”

CONFIDENTIAL TREATMENT REQUESTED

            (g)         Section 3.8 of the PDRA is hereby deleted in its entirety and replaced with the following: “Further Payments. Other than the payments agreed to by the Parties (if any) in any manufacturing agreement contemplated by Section 3.5 or any other agreement contemplated by Section 3.6, Alliance shall have no obligation to pay Inhale any amounts, by way of royalties or otherwise, in connection with the development, manufacture, sale, or use of the [CONFIDENTIAL TREATMENT REQUESTED] Designated Products commercialized pursuant to the exercise of Product Development Rights. However, if the Parties enter into an agreement pursuant to this Article 3 under which Inhale agrees to perform final container filling or packaging of a Powder Formulation of a Designated Product, or to supply devices to Alliance as provided in Section 3.6, then such agreement shall provide for additional payments to Inhale as the parties may mutually agree that will provide Inhale reasonable and customary compensation for a license under Inhale’s proprietary technology covering or including such Other Inhale Technology. In addition to the payments referred to above, Alliance shall pay Inhale a royalty equal to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of any Designated Products after the [CONFIDENTIAL TREATMENT REQUESTED] Designated Products sold by Alliance or its Affiliates or Partners. Alliance shall make royalty payments to Inhale (by wire transfer) within thirty days after the end of each calendar quarter in which Net Sales occur.

Upon the request of Inhale, Alliance shall permit Inhale and its representatives, for purposes of auditing the performance of Alliance under this Section 3.8, to have access (i) during normal business hours to such of the records of Alliance as may be reasonably necessary to verify such performance of Alliance and (ii) to any Partners. If any such audit reveals that any payment required by this Section 3.8 shall have been deficient, Alliance shall immediately pay to Inhale the amount of any such deficiency plus interest from the date otherwise due at the lesser of 18% per annum or the maximum rate permitted under applicable law. If any such deficiency shall be greater than five percent of the amount actually owed, Alliance shall immediately reimburse Inhale for the costs of such audit (including, without limitation, the fees of any accounting firm employed by Inhale for such purpose).”

            (h)         Section 3.9 of the PDRA is hereby deleted in its entirety and replaced with the following: “Each Product Development Rights License shall become effective with respect to the related Designated Product on a worldwide basis. Notwithstanding the foregoing, if, as of the second anniversary of the grant date for any Product Development Rights License, Alliance (or a sublicensee) does not own or acquire rights to any patent applications or patents covering the related Designated Product and the use thereof outside of Liquid Dose Instillation in the United States and four (4) of the remaining Major Countries (other than pursuant to the License to Alliance), then effective as of such date, such license granted to Alliance for such Designated Product shall revert to Inhale with respect to those Major Countries in which Inhale has Designated Product Patent Rights covering such Designated Products and the use thereof outside of Liquid Dose Instillation and in which Alliance does not own or possess rights under patent applications or patents covering such Designated Product in such countries (other than pursuant to the License to Alliance), without otherwise affecting such license granted to Alliance (or a sublicensee) for such Designated Product with respect to all other countries.”

            (i)         The trademark MediSpheres™ is added to Section 3.11 of the PDRA for all purposes.

            (j)         Section 7.7 of the PDRA is hereby deleted in its entirety and replaced with the following: “Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law, or otherwise), without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of a merger, consolidation, change in control, or similar transaction; and further provided, that in the event of a transfer or sale of all or substantially all of Alliance’s business to which this Agreement relates, or in the event of a merger or consolidation in which Alliance is not the acquiring or surviving entity and in which the stockholders of Alliance immediately prior to such event do not own at least a majority of the voting power of the acquiring or surviving entity, Alliance will forfeit any unused Product Development Rights (i.e., its right to seek any further Product Development Rights Licenses with respect to additional [CONFIDENTIAL TREATMENT REQUESTED]) regardless of whether Alliance’s rights thereto have otherwise expired under the terms of this Agreement; and further provided, that in no event shall Alliance assign this Agreement or its rights and obligations hereunder to a Competitor of Inhale or shall Inhale assign its rights under this Agreement to an entity that has fewer than two hundred employees without Alliance’s prior written consent, not to be unreasonably withheld. Notwithstanding the foregoing, Alliance may only assign its rights and obligations under this Agreement to a party that provides adequate assurance of future performance in form and substance satisfactory in Inhale, and Inhale may only assign its obligations under this Agreement to a third party in conjunction with an assignment of sufficient rights under the PulmoSphere® Technology, the MediSpheres™ Technology, and the Bioavailability Technology necessary for the performance of its obligations hereunder. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 7.7 shall be void.”

8.	Alliance’s Escrow Obligations.

        8.1     Effect Of This Supplemental Agreement. Following the Closing Date, the definitions set forth in this Supplemental Agreement will apply with full force and effect to the Escrow Agreement for all purposes. The effect of this Supplemental Agreement is to clarify and broaden the scope of Alliance’s obligations under the Escrow Agreement. As amended by this Supplemental Agreement, the Escrow Agreement remains in full force and effect.

CONFIDENTIAL TREATMENT REQUESTED

        8.2     Previously Requested Information. On the Closing Date, Alliance will place into escrow with DSI Technology Escrow Services, Inc. pursuant to the terms of the APA and the Escrow Agreement the following: (a) the original laboratory notebooks of Alliance employees relating to the Pulmosphere® Technology and included in the Purchased Assets; and (b) a copy of Alliance’s preclinical toxicology and safety studies and human safety studies directly related to or necessary for the use or development of the Pulmosphere® Technology, and in particular the use of [CONFIDENTIAL TREATMENT REQUESTED], and additional data owned or controlled by Alliance directly relating to the use or development of the Pulmosphere® Technology, including but not limited to (i) Pulmosphere®-related invention disclosures; (ii) LiquiVent toxicology studies; (iii) clinical safety data in support of long-term stability of [CONFIDENTIAL TREATMENT REQUESTED]; (iv) overview of material compatibility for [CONFIDENTIAL TREATMENT REQUESTED]; (v) [CONFIDENTIAL TREATMENT REQUESTED] -related safety studies; (v) AFO 160 clinical raw data, including data on aerosol testing (reports from Magellan), chemical stability, cleaning verification, etc.; (vi) analytical methods for [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] analysis in blood/tissues; (vii) reports on nitrogen blowing agent process; (viii) schematics for high pressure nozzle; (ix) certain historical batch production records for Oxygent™ production (as reasonably determined by both Parties); and (x) history files/logbook for the Propellant capping and filling station.

        8.3     Information On MediSpheres™ and Bioavailability Technology. Within twelve months of the Closing Date of this Supplemental Agreement, Inhale may request that Alliance place into escrow a copy of Alliance’s [CONFIDENTIAL TREATMENT REQUESTED] related to the development of the MediSpheres™ Technology and the Bioavailability Technology. From time to time, Inhale may request that Alliance place into escrow copies of such additional data owned or controlled by Alliance directly related to the development of the MediSpheres™Technology and the Bioavailability Technology. Alliance will honor such requests within thirty days.

9.	Supply of Perflubron.

        9.1     Initial Purchase. On the Closing Date, Alliance will supply Inhale with [CONFIDENTIAL TREATMENT REQUESTED] metric tons of Perflubron.

        9.2     Inhale’s Option. Inhale shall have an option, exercisable within one year of the Closing Date, to purchase from Alliance up to an additional [CONFIDENTIAL TREATMENT REQUESTED] metric tons of Perflubron, in units of not less than [CONFIDENTIAL TREATMENT REQUESTED] metric tons, at a price of [CONFIDENTIAL TREATMENT REQUESTED] per metric ton. In the event Inhale exercises the option but does not purchase all twelve metric tons of Perflubron in a single purchase, Inhale may purchase any portion of the remaining balance of the [CONFIDENTIAL TREATMENT REQUESTED] metric tons, in units of approximately [CONFIDENTIAL TREATMENT REQUESTED] metric tons, at any time prior to the expiration of the twelve-month period following the Closing Date. Inhale’s option can be extended, at Inhale’s request at any time during the initial twelve-month period, for an additional six months, in which case the price per metric ton for Perflubron purchased during the extended option period will be [CONFIDENTIAL TREATMENT REQUESTED].

        9.3     Application Of The APA. All purchases of Perflubron under this Supplemental Agreement will be subject to the provisions of Sections 1.3, 10.6(b), 10.6(e), and 11.2 of the APA and to the title, risk of loss, and warranty provisions of Section 10.6(c) of the APA.

10.	Dismissal Of The Arbitration.

        Promptly following the Closing Date, Inhale will cause its counsel in the Arbitration to dismiss the Arbitration.

11.	Releases.

        11.1    Inhale Releases. In consideration of Alliance’s agreement to resolve the Arbitration on the terms set forth in this Supplemental Agreement, the execution of this Supplemental Agreement by Alliance, the satisfaction of the obligations of Alliance under this Supplemental Agreement, and the consummation of the transactions set forth in this Supplemental Agreement, and in consideration of the Alliance Release set forth in Section 11.2, the receipt, performance and sufficiency of which are hereby acknowledged, Inhale, for itself and its divisions, subsidiaries, and affiliates and their successors and assigns, hereby releases, and forever discharges Alliance; its successors, assigns, divisions, subsidiaries, and affiliates; their present and former officers, directors, shareholders, employees, attorneys and agents; and each of them (hereinafter collectively termed the “Alliance Releasees”) from any and all manner of claims, demands, damages, actions, causes of action, contracts, agreements, charges, sums of money, claims for attorneys’ fees, and lawsuits of every kind and description, whether known or unknown, now existing or which may hereafter arise against the Alliance Releasees, or any of them, under the laws of the United States, any State thereof, or any other jurisdiction based upon, arising out of or having connection in any way whatsoever with (a) the 1999 Agreements; (b) the relationship between Inhale and Alliance with respect to the 1999 Agreements; or (c) the claims asserted or which could have been asserted against Inhale in the Arbitration.

        11.2    Alliance Release. In consideration of Inhale’s agreement to resolve the Arbitration on the terms set forth in this Supplemental Agreement, the execution of this Supplemental Agreement by Inhale, the satisfaction of the obligations of Inhale under this Supplemental Agreement and the consummation of the transactions set forth in this Supplemental Agreement, and in consideration of the Inhale Release set forth in Section 11.1, the receipt, performance, and sufficiency of which are hereby acknowledged, Alliance, for itself and its divisions, subsidiaries, and affiliates and their successors and assigns, hereby releases, and forever discharges Inhale; its successors, assigns, divisions, subsidiaries, and affiliates; their present and former officers, directors, shareholders, employees, attorneys and agents; and each of them (hereinafter collectively termed the “Inhale Releasees”) from any and all manner of claims, demands, damages, actions, causes of action, contracts, agreements, charges, sums of money, claims for attorneys’ fees, and lawsuits of every kind and description, whether known or unknown, now existing or which may hereafter arise against the Inhale Releases, or any of them, under the laws of the United States, any State thereof, or any other jurisdiction based upon, arising out of or having connection in any way whatsoever with (a) the 1999 Agreements; (b) the relationship between Inhale and Alliance with respect to the 1999 Agreements; or (c) the claims asserted or which could have been asserted against Inhale in the Arbitration.

12.         Enforcement. The Parties agree that all disputes arising out of or relating to this Supplemental Agreement will be subject to the dispute resolution provisions of the 1999 Agreements.

13.	Miscellaneous.

        13.1     Notices. All notices, requests, waivers, releases, consents, and other communications required or permitted by this Supplemental Agreement (collectively, “Notices”) must be given in writing. Notices will be deemed sufficiently given for all purposes when delivered in person or when dispatched by electronic facsimile transmission or upon confirmation of receipt when dispatched by a nationally recognized overnight courier service to the appropriate party as follows: (a) If to Inhale, at 150 Industrial Road, San Carlos, CA 94070, to the attention of the General Counsel, with a copy to Richard I. Werder, Jr., Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, and (b) if to Alliance, at 3040 Science Park Road, San Diego, CA 92121, to the attention of the President and Chief Operating Officer, with a copy to Mike Hird, Pillsbury Winthrop LLP, 11682 El Camino Real, Suite 200, San Diego, California 92130.

        13.2     Amendment And Waiver. This Supplemental Agreement may be amended, modified, waived, discharged, or terminated only by an instrument in writing signed by all Parties.

        13.3     Survival Of Representations And Warranties. All representations and warranties contained herein will survive the execution and delivery of this Supplemental Agreement and the Closing Date; provided, however, that the representations and warranties made by Alliance in this Supplemental Agreement (including, without limitation, the representations and warranties set forth in Section 4.5) shall survive the Closing solely for, and shall expire, two years after the Closing Date and any liability of Alliance with respect to such representations and warranties shall thereupon cease; provided, further, that if, at any time prior to such second anniversary of the Closing Date, Inhale (acting in good faith) shall deliver a written notice to Alliance alleging the breach by Alliance of any such representation or warranty, then the representations and warranties of Alliance in this Supplemental Agreement, but solely as they relate to the claim asserted, shall survive until such time as such claim is resolved.

        13.4     Successors And Assigns. This Supplemental Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of each other Party. In the absence of such prior written consent, any purported assignment or delegation of any right or obligation hereunder will be null and void.

        13.5     Rights Of The Parties. Nothing expressed or implied in this Supplemental Agreement is intended or will be construed to confer upon or give any person or entity other than the Parties any rights or remedies under or by reason of this Supplemental Agreement or any transaction contemplated hereby.

CONFIDENTIAL TREATMENT REQUESTED

        13.6     Expenses. Each of the Parties to this Supplemental Agreement will bear its own expenses incurred in connection with this Supplemental Agreement and the transactions contemplated hereby.

        13.7     Titles And Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be part of or to affect the meaning or interpretation of this Supplemental Agreement.

        13.8     Entire Agreement. This Supplemental Agreement, together with its Exhibits, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, and there are no agreements among the Parties hereto with respect thereto except as expressly set forth herein.

        13.9     Severability. In case any provision contained in this Supplemental Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

        13.10     Governing Law. This Supplemental Agreement will be governed by and construed in accordance with the laws of the State of California.

        13.11     Counterparts. This Supplemental Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original; such counterparts will together constitute but one agreement.

        IN WITNESS WHEREOF, the Parties hereto have duly executed this Supplemental Agreement as of this 15 day of March, 2002.

ALLIANCE PHARMACEUTICAL CORPORATION
By: /s/ Theodore D. Roth
Its: President and Chief Operating Officer
INHALE THERAPEUTIC SYSTEMS, INC.
By: /s/ Douglas Altschuler
Its: General Counsel

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

Report Title:

During 2000 all reports and data were incorporated into the following quarterly reports:

|_|	Quarterly Report 1 and 2 for Alliance Pharmaceutical Corp. Dept. For Biological Research: January 1 - March 31, 2000;

|_|	Quarterly Report 1 and 2 For Biological Research: April 1 - June 30 , 2000;

|_|	Quarterly Report 1 For Biological Research: July 1 - September 30, 2000.

For periods after September 30, 2000, draft reports will be placed into escrow and supplemented by final reports when completed.

Invention Disclosures:

1)	[CONFIDENTIAL TREATMENT REQUESTED]

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

Laboratory Notebooks:

Assignee	Notebook Number
[CONFIDENTIAL TREATMENT REQUESTED]	# 1196
# 1216

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

Report Title:

During 2000 all reports and data were incorporated into the following quarterly reports:

|_|	Quarterly Report 1 and 2 for Alliance Pharmaceutical Corp. Dept. For Biological Research: January 1 - March 31, 2000;

|_|	Quarterly Report 1 and 2 For Biological Research: April 1 - June 30 , 2000;

|_|	Quarterly Report 1 For Biological Research: July 1 - September 30, 2000.

For periods after September 30, 2000, draft reports will be placed into escrow and supplemented by final reports when completed.

Invention Disclosures:

1)	[CONFIDENTIAL TREATMENT REQUESTED]

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D

Laboratory Notebooks:

Assignee	Notebook Number
[CONFIDENTIAL TREATMENT REQUESTED]	# 1196
# 1216
[CONFIDENTIAL TREATMENT REQUESTED]	# 1183
[CONFIDENTIAL TREATMENT REQUESTED]	# 1127
# 1211
[CONFIDENTIAL TREATMENT REQUESTED]	# 1162
# 1172
# 1186
# 1218